Delisting Determination, The Nasdaq Stock Market, LLC, September 18, 2025, Lipella Pharmaceuticals Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Lipella Pharmaceuticals Inc. effective at the opening of the trading session on October 16, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff determination on October 16, 2024.
On October 17, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On December 12, 2024, the hearing was held.
On January 10, 2025 the Panel reached a
decision and a Decision letter was issued on said date.
On May 12, 2025, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5635(d) and 5640.
The Company was notified on the aforementioned date.
On June 17, 2025 the Panel reached a decision and determined to delist the Company common stock from the Exchange.
The Company was required to demonstrate
compliance with the shareholder equity rule and did so by closing the Offerings with the assistance of Spartan. Unfortunately, in doing so the Company violated both the Shareholder Approval and Voting Rights Rules. While the Panel understood the challenges faced by the Company in negotiating a complex transaction that it was in dire need of closing, due care should have been taken to structure the deal such that it did not run afoul the Panel has determined to delist the Company common stock from the Exchange. The Company was required to demonstrate compliance with the shareholder equity rule and did so by closing the offerings with the assistance of Spartan.
Unfortunately, in doing so the Company violated both the Shareholder Approval and Voting Rights Rules.
While the Panel understood the
challenges faced by the Company in negotiating a complex transaction that it was in dire need of closing, due care should have been taken to structure the deal such that it did not run afoul of any Exchange rules. The Panel was not persuaded by the Company claim that the mistake regarding the securities issued to Spartan was unintentional. The Company was required to demonstrate compliance with the Exchange rules by a specific date.
Having violated the Shareholder Approval and Voting Rights rules in raising funds to demonstrate compliance, the Panel did not believe additional time should have been afforded to the Company to cure yet another deficiency of any Exchange rules.
On June 17, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company common stock was suspended on June 20, 2025. The
Staff determination to delist the Company security became final on August 1, 2025.